                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: Excel Industries, Inc.

    We have audited the accompanying consolidated balance sheets of Excel Industries, Inc. (an Indiana corporation) and Subsidiaries as of December 27, 1997 and January 2, 1999 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Excel Industries, Inc. and Subsidiaries as of December 27, 1997 and January 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999 in conformity with generally accepted accounting principles.

As explained in Note 2 to the financial statements, effective December 28, 1997, the Company changed its method of computing depreciation.





                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
June 16, 1999

                             EXCEL INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                             (AMOUNTS IN THOUSANDS)

                                                                                           DEC. 27,      JAN. 2,
                                                                                             1997         1999
                                                                                          -----------  -----------
                                         ASSETS
Current assets:
  Cash and short-term investments.......................................................  $     2,317  $    16,290
  Marketable securities.................................................................       24,420       14,000
  Accounts receivable-trade, less allowances of $1,318 in 1997 and $1,810
    in 1998.............................................................................      140,910      167,400
  Customer tooling to be billed.........................................................       22,356       30,649
  Inventories...........................................................................       40,929       59,402
  Prepaid expenses......................................................................       14,929       15,640
                                                                                          -----------  -----------
    Total current assets................................................................      245,861      303,381
Property, plant and equipment:
  Land..................................................................................        3,227        5,153
  Buildings and improvements............................................................       52,056       77,101
  Machinery and equipment...............................................................      225,046      302,691
  Accumulated depreciation..............................................................     (119,361)    (152,276)
                                                                                          -----------  -----------
                                                                                              160,968      232,669
Goodwill, net of accumulated amortization of $5,387 in 1997 and $7,012
  in 1998...............................................................................       35,960       41,865
Other assets............................................................................       15,008       16,469
                                                                                          -----------  -----------
                                                                                          $   457,797  $   594,384
                                                                                          -----------  -----------
                                                                                          -----------  -----------
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................................  $    85,469  $   107,052
  Accrued liabilities:
    Salaries and wages..................................................................        9,249       16,875
    Employee benefits...................................................................       11,136       14,464
    Other...............................................................................       20,785       25,439
  Income taxes payable..................................................................           --        3,599
  Current maturities of long-term debt..................................................        2,672       17,156
                                                                                          -----------  -----------
    Total current liabilities...........................................................      129,311      184,585
Long-term debt..........................................................................      105,943      149,879
Long-term employee benefits.............................................................       32,934       44,469
Other long-term liabilities.............................................................        4,294        9,085
Minority interest.......................................................................           --       12,108
Commitments and contingent liabilities..................................................           --           --
Shareholders' equity:
  Preferred shares-no par value, authorized 1,000 shares; none issued...................           --           --
  Common shares-no par value, authorized 20,000 shares; issued and outstanding in 1997,
    12,414; issued in 1998, 12,468......................................................      114,730      115,646
  Retained earnings.....................................................................       70,585       81,373
  Accumulated other comprehensive income................................................           --        1,045
  Treasury shares at cost, 289 shares...................................................           --       (3,806)
                                                                                          -----------  -----------
    Total shareholders' equity..........................................................      185,315      194,258
                                                                                          -----------  -----------
                                                                                          $   457,797  $   594,384
                                                                                          -----------  -----------
                                                                                          -----------  -----------

         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      FISCAL YEAR ENDED
                                                                             ------------------------------------
                                                                              DEC. 28,    DEC. 27,     JAN. 2,
                                                                                1996        1997         1999
                                                                             ----------  ----------  ------------
Net sales..................................................................  $  887,741  $  962,333  $  1,106,103
Cost of goods sold.........................................................     783,375     846,990       995,982
                                                                             ----------  ----------  ------------
  Gross profit.............................................................     104,366     115,343       110,121
Selling, administrative and engineering expenses...........................      65,652      79,267        78,615
                                                                             ----------  ----------  ------------
  Operating income.........................................................      38,714      36,076        31,506
Interest expense...........................................................       9,784      10,984        11,628
Other income, net..........................................................      (1,736)     (1,930)       (2,074)
                                                                             ----------  ----------  ------------
  Income before income taxes and minority interest.........................      30,666      27,022        21,952
Provision for income taxes.................................................      11,550       9,458         3,632
Minority interest..........................................................          --          --         1,367
                                                                             ----------  ----------  ------------
  Net income...............................................................  $   19,116  $   17,564  $     16,953
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------
Net income per share:
  Basic....................................................................  $     1.79  $     1.59  $       1.37
  Diluted..................................................................        1.62        1.48          1.36
Cash dividends per share...................................................  $     .455  $      .50  $        .50
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                                          FISCAL YEAR ENDED
                                                                                   -------------------------------
                                                                                   DEC. 28,   DEC. 27,    JAN. 2,
                                                                                     1996       1997       1999
                                                                                   ---------  ---------  ---------
Cash flows from operating activities:
  Net income.....................................................................  $  19,116  $  17,564  $  16,953
                                                                                   ---------  ---------  ---------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................     26,246     33,382     39,679
    Deferred income taxes........................................................     (1,613)     3,093        782
    Other........................................................................        348      2,093      2,121
    Changes in assets and liabilities, excluding effect of acquisitions:
      Accounts receivable and prepaid expenses...................................     19,206    (12,396)    14,769
      Inventories and customer tooling...........................................     25,955     (3,180)     5,119
      Accounts payable and accrued liabilities...................................    (19,409)       (79)    (3,421)
                                                                                   ---------  ---------  ---------
        Total adjustments........................................................     50,733     22,913     59,049
                                                                                   ---------  ---------  ---------
        Net cash provided by operating activities................................     69,849     40,477     76,002
                                                                                   ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment......................................    (29,209)   (39,287)   (45,958)
  Businesses acquired............................................................    (58,984)    (2,415)   (10,080)
  Sale (purchase) of investments, net............................................      8,290     (2,471)    10,420
  Proceeds from disposal of business.............................................         --      6,793         --
  Other..........................................................................        929        199      1,693
                                                                                   ---------  ---------  ---------
        Net cash used for investing activities...................................    (78,974)   (37,181)   (43,925)
                                                                                   ---------  ---------  ---------
Cash flows from financing activities:
  Issuance of common shares......................................................        278        543        916
  Payments of long-term debt.....................................................    (79,934)    (2,470)   (15,905)
  Dividends......................................................................     (4,875)    (5,632)    (6,165)
  Purchase of treasury shares....................................................       (155)        --     (3,806)
  Issuance of long-term debt.....................................................    100,000         --      3,359
  Other..........................................................................         --         --      3,497
                                                                                   ---------  ---------  ---------
        Net cash provided by (used for) financing activities.....................     15,314     (7,559)   (18,104)
                                                                                   ---------  ---------  ---------
Net change in cash and short-term investments....................................      6,189     (4,263)    13,973
Cash and short-term investments at beginning of period...........................        391      6,580      2,317
                                                                                   ---------  ---------  ---------
Cash and short-term investments at end of period.................................  $   6,580  $   2,317  $  16,290
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Supplemental disclosures of cash flow information
Cash paid during the year for:
  Interest.......................................................................  $   9,288  $  11,182  $  11,504
  Income taxes, net of refunds...................................................     10,524      8,895      3,594
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                                                                   ACCUMULATED
                                                COMMON                                OTHER
                                                SHARES       COMMON    RETAINED   COMPREHENSIVE    TREASURY
                                              OUTSTANDING    SHARES    EARNINGS       INCOME        SHARES      TOTAL
                                              -----------  ----------  ---------  --------------  ----------  ----------
BALANCE AT DECEMBER 30, 1995................      10,703   $   95,157  $  44,412   $       (659)  $   (4,593) $  134,317
Comprehensive income
  Net income................................                              19,116                                  19,116
  Cumulative translation adjustment.........                                                 45                       45
  Minimum pension liability adjustment......                                                499                      499
                                                                                                              ----------
Total comprehensive income..................                                                                      19,660
                                                                                                              ----------
Dividends...................................                              (4,875)                                 (4,875)
Share options exercised.....................          12           86                                                 86
Shares issued under employee stock purchase
  plan......................................          15          192                                                192
Warrants issued.............................                    1,500                                              1,500
Treasury shares purchased...................         (12)                                               (155)       (155)
Treasury shares canceled....................                   (4,748)                                 4,748          --
                                              -----------  ----------  ---------  --------------  ----------  ----------
BALANCE AT DECEMBER 28, 1996................      10,718       92,187     58,653           (115)          --     150,725
Comprehensive income
  Net income................................                              17,564                                  17,564
  Cumulative translation adjustment.........                                                (45)                     (45)
  Minimum pension liability adjustment......                                                160                      160
                                                                                                              ----------
Total comprehensive income..................                                                                      17,679
                                                                                                              ----------
Dividends...................................                              (5,632)                                 (5,632)
Share options exercised.....................           9          116                                                116
Shares issued under employee stock purchase
  plan......................................          22          427                                                427
Conversion of 10% subordinated notes........       1,665       22,000                                             22,000
                                              -----------  ----------  ---------  --------------  ----------  ----------
BALANCE AT DECEMBER 27, 1997................      12,414      114,730     70,585             --           --     185,315
Comprehensive income
  Net income................................                              16,953                                  16,953
  Cumulative translation adjustment.........                                              2,042                    2,042
  Minimum pension liability adjustment......                                               (997)                    (997)
                                                                                                              ----------
Total comprehensive income..................                                                                      17,998
                                                                                                              ----------
Dividends...................................                              (6,165)                                 (6,165)
Share options exercised.....................          13          162                                                162
Shares issued under employee stock purchase
  plan......................................          41          754                                                754
Treasury shares purchased...................        (289)                                             (3,806)     (3,806)
                                              -----------  ----------  ---------  --------------  ----------  ----------
BALANCE AT JANUARY 2, 1999..................      12,179   $  115,646  $  81,373   $      1,045   $   (3,806) $  194,258
                                              -----------  ----------  ---------  --------------  ----------  ----------
                                              -----------  ----------  ---------  --------------  ----------  ----------

         The accompanying notes are an integral part of this statement.

                             EXCEL INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    The Company designs, manufactures and sells automotive window, door and seating systems and decorative trims for original equipment manufacturers (OEMs) and Tier I suppliers. It also manufactures and sells appliances, jacks and couplers, and window and door systems for the recreational vehicle industry and windows for the mass transit and heavy truck industries. The Company has manufacturing facilities located in the United States, Mexico, Germany, United Kingdom, Spain, Portugal, and the Czech Republic.

    Effective July 1, 1998, the Company acquired 70 percent of Schade GmbH & Co. KG, headquartered in Plettenberg, Germany as described in note 3.

2. SIGNIFICANT ACCOUNTING PRINCIPLES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions, profits and balances are eliminated. The Company has a 25% interest in a Brazilian joint venture, which is accounted for on the equity method and resulted in losses of $1.5 million in 1998.

    FISCAL YEAR

    The Company's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest the calendar year end.

    NET INCOME PER SHARE

    In 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings Per Share." All net income per share amounts reported herein are in accordance with this Statement.

    Basic net income per share is computed using the weighted average number of shares outstanding during the period. Shares used to compute basic net income per share were 10,709,000 for 1996, 11,079,000 for 1997 and 12,370,000 for 1998.

    Diluted earnings per share assumes, when dilutive, the exercise of common share options and warrants outstanding and the conversion of the 10% convertible subordinated notes until their conversion into common shares in October, 1997. Shares used to compute diluted earnings per share included the number of shares used for basic net income per share plus 56,000 in 1996, 187,000 in 1997 and 118,000 in 1998 for the exercise of options and warrants and 2,220,000 in 1996 and 1,370,000 in 1997 for the assumed conversion of the notes. Net income used to compute diluted earnings per share included an add-back of $1,907,000 in 1996 and $1,192,000 in 1997 for interest, net of taxes, on the notes.

    SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES

    Short-term investments amounting to $2,000,000 at December 27, 1997 and $3,770,000 at January 2, 1999 consist of investments generally held in money market funds.

    Marketable securities represent investments with maturities generally longer than 90 days. All securities mature prior to December, 1999 and are considered available for sale. Interest and dividends on marketable securities are included in income as earned. Realized gains or losses are determined on the specific identification method.

                             EXCEL INDUSTRIES, INC.

2. SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)
    Marketable securities are carried at cost, which approximates market value, and consist of the following (in thousands):

                                                                            1997       1998
                                                                          ---------  ---------
Government securities...................................................  $  10,885  $      --
Tax-free municipal securities...........................................      5,335         --
Municipal fund par value preferred shares...............................      2,200         --
Other tax-free securities...............................................      6,000     14,000
                                                                          ---------  ---------
                                                                          $  24,420  $  14,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    Other income includes interest income of $1,772,000 in 1996, $1,957,000 in 1997 and $2,005,000 in 1998.

    INVENTORIES

    Inventories are valued at the lower of cost or market. At December 27, 1997, the LIFO method was used to value 84% of inventories. At January 2, 1999, the last-in, first-out (LIFO) method was used to determine cost for approximately 60% of inventories while the first-in, first-out (FIFO) method was used for the remaining inventories primarily related to foreign inventories.

    CUSTOMER TOOLING TO BE BILLED

    Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

    PROPERTIES

    Property, plant and equipment are carried at cost and include expenditures for new facilities and those which substantially increase the useful lives of existing plant and equipment. Expenditures for repairs and maintenance are expensed as incurred.

    DEPRECIATION

    The Company provides for depreciation of property, plant and equipment using methods and rates designed to amortize the cost of such equipment over its useful life. The estimated useful lives range from 10 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment. Prior to 1998, depreciation was computed using accelerated methods of depreciation for new plant and equipment. A survey conducted by the Company confirmed that the straight-line method of depreciation as the predominant method used throughout the automotive supply industry. Accordingly, for new capital expenditures for the 1998 fiscal year and thereafter, the Company adopted the straight-line method of depreciation for financial reporting purposes. The favorable effect of the change on net income for the year ending January 2, 1999 was approximately $1.1 million or $.09 per share.

    GOODWILL

    The excess of purchase price over the fair value of net assets of acquired businesses (goodwill) is amortized on a straight-line basis over 15 to 40 years. The Company periodically evaluates whether events

                             EXCEL INDUSTRIES, INC.

2. SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company estimates the fair value of all financial instruments where the face value differs from the fair value, primarily long-term debt, based upon quoted amounts or the current rates available for similar financial instruments. If fair value accounting had been used at January 2, 1999, long-term debt would exceed the reported level by approximately $9 million.

    REVENUE RECOGNITION AND SALES COMMITMENTS

    The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is generally the obligation of the Company for the entire production life of the vehicle, generally with terms of up to seven years. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable. The Company recorded a $4.5 million reserve for these losses in 1998.

    INCOME TAXES

    Deferred income taxes are provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes".

    FOREIGN CURRENCY TRANSLATION

    For operations outside the United States that prepare financial statements in currencies other than the United States dollar, the balance sheet, income, expense and cash flow amounts are translated in accordance with SFAS No. 52 "Foreign Currency Translation".

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             EXCEL INDUSTRIES, INC.

3. ACQUISITIONS AND DISPOSALS

    Effective July 1, 1998, the Company purchased through its wholly-owned subsidiary, Excel Industries Germany GmbH, a 70% interest in Schade GmbH & Co. K.G. (Schade) a German limited partnership. The aggregate purchase price for Schade was DM 17,036,400, or approximately U.S. $9,689,000 plus transaction costs. The Company also assumed approximately $68 million of Schade's debt. The amount of the Company's contribution to the capital of Schade was DM 27,340,000, or approximately U.S. $15,548,000. Funds for the purchase price for the interests and the contribution came from the Company's cash on hand.

    The remaining 30 percent of Schade is owned by Hella KG Hueck & Co., another international OEM supplier. Schade has sales and manufacturing operations in Germany, Portugal, Spain, United Kingdom and the Czech Republic with annual sales of more than $300 million. Schade and its affiliated companies are engaged in the manufacture and distribution of decorative trims, body components, injected molded plastic components and modular windows for the automotive industry.

    The acquisition of Schade was accounted for as a purchase. The assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value as of the date of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. The excess of the purchase price over the estimated fair value of net assets acquired has been accounted for as goodwill and is being amortized over 40 years using the straight-line method.

    The accompanying consolidated statements of income include the operating results of Schade since July 1, 1998. Pro forma unaudited consolidated operating results of the Company and Schade for the year ended December 27, 1997 and January 2, 1999, assuming the acquisition had been made as of the beginning of 1997 and 1998, are summarized below (in thousands, except per share amounts):

                                                                            YEAR ENDED
                                                                    --------------------------
                                                                      12/27/97       1/2/99
                                                                    ------------  ------------
Net sales.........................................................  $  1,243,541  $  1,264,654
Net income........................................................        21,116        18,919
Net income per share, basic.......................................          1.91          1.53
Net income per share, diluted.....................................          1.77          1.52

    On April 3, 1996, the Company completed the purchase of all of the outstanding common shares of Anderson Industries, Inc. (Anderson) for approximately $62,562,000 including five-year warrants for 381,000 shares of Excel common stock exercisable at $13.25 per share (valued at $1.5 million) and expenses of the transaction.

    The acquisition of Anderson, a holding company whose main asset was Atwood Industries, Inc. (Atwood), was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired, $26,482,000, was accounted for as goodwill and is being amortized over 35 years using the straight-line method.

                             EXCEL INDUSTRIES, INC.

3. ACQUISITIONS AND DISPOSALS (CONTINUED)
    The accompanying consolidated statements of income include the operating results of Anderson since April 3, 1996. Pro forma unaudited consolidated operating results of the Company and Anderson, assuming the acquisition had been made as of the beginning of 1996, are summarized below (in thousands except per share amounts):

                                                                                   YEAR ENDED
                                                                                    12/28/96
                                                                                   -----------
Net sales........................................................................   $ 985,555
Net income.......................................................................      20,745
Net income per share, basic......................................................        1.94
Net income per share, diluted....................................................        1.74

    The unaudited pro forma financial information presented for both acquisitions is not necessarily indicative either of the results of operations that would have occurred had the transactions been completed on the indicated dates or of future results of operations of the combined companies.

    In the first quarter of 1997 the Company recorded an $8.7 million pre-tax restructuring reserve for the closure of manufacturing facilities in 1997 at Rockford, Illinois and Battle Creek, Michigan which had been acquired as part of the acquisition of Anderson. The reserve consists of personnel related costs (mainly severance pay and fringe benefits) and costs related to the disposals of buildings and equipment. The reserve increased the associated goodwill by $5.4 million (which is net of income taxes) and was not a charge to earnings. Total charges to the reserve (personnel related costs and costs related to the disposals of buildings and equipment) through January 2, 1999 were $7.8 million. Any excess reserves remaining at the completion of the restructuring activities will be recorded as a reduction in goodwill.

    In January, 1997, the Company completed the purchase of the assets of The Compliance Group located in Greendale, Wisconsin for approximately $2.4 million in cash. The excess of the purchase price over the estimated fair value of assets acquired ($2.5 million) has been accounted for as goodwill and is being amortized over 15 years using the straight-line method.

    In May, 1997, the Company completed the sale of the automotive parking brake product line for $2.9 million, which was acquired when the Company purchased Anderson. Sales were approximately $6 million in 1997 and $12 million in 1996 or less than 2% of total sales. At the date of the Anderson acquisition, this asset was held for sale and the gain on the sale was recorded as an adjustment to goodwill.

    In September, 1997, the Company announced the closure of its Italian manufacturing division. Closing expenses recorded in the third quarter of 1997 were approximately $1,242,000. Historically, this division had annual sales of approximately $2.5 million and losses in excess of $1 million. Losses in 1997 were approximately $900,000.

4. RESEARCH, ENGINEERING AND DEVELOPMENT

    Research, engineering and development expenditures charged to operations approximated $17,237,000 in 1996, $25,245,000 in 1997 and $28,900,000 in 1998.

                             EXCEL INDUSTRIES, INC.

5. INVENTORIES

    Inventories consist of the following (in thousands):

                                                                            1997       1998
                                                                          ---------  ---------
Raw materials...........................................................  $  23,591  $  32,515
Work in process and finished goods......................................     18,674     28,553
LIFO reserve............................................................     (1,336)    (1,666)
                                                                          ---------  ---------
                                                                          $  40,929  $  59,402
                                                                          ---------  ---------
                                                                          ---------  ---------

6. PENSION AND OTHER EMPLOYEE BENEFIT PLANS

    PENSION AND PROFIT SHARING PLANS

    The Company and its subsidiaries provide retirement benefits to substantially all employees through various pension, savings and profit sharing plans. Defined benefit plans provide pension benefits that are based on the employee's final average salary for salaried employees and stated amounts for each year of credited service for hourly employees.

    It is the Company's policy to fund the ERISA minimum contribution requirement. Plan assets are invested primarily in corporate equity securities, fixed income bonds and insurance annuity contracts.

    Contributions and costs for the Company's various other benefit plans are generally determined based on the employee's annual salary. The Company also provides supplemental retirement benefits for certain executives. Total expense relating to the Company's retirement plans, including the defined contribution and defined benefit pension plans, aggregated $7,577,000 in 1996, $8,153,000 in 1997, and $8,541,000 in 1998.

    SUPPLEMENTAL AND OTHER POSTRETIREMENT BENEFITS

    In addition to providing pension benefits, the Company provides certain health care benefits to substantially all active employees and postretirement health care benefits to certain salaried employees. In addition, certain hourly and salary employees are eligible for postretirement medical coverage until age
65. The Company is primarily self-insured for such benefits.

                             EXCEL INDUSTRIES, INC.

6. PENSION AND OTHER EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following provides a reconciliation of benefit obligations, plan assets and funded status of the Company's pension and other postretirement benefit plans (in thousands):

                                                                                                 OTHER
                                                                                             POSTRETIREMENT
                                                                   PENSION BENEFITS             BENEFITS
                                                                -----------------------  ----------------------
                                                                   1997        1998         1997        1998
                                                                ----------  -----------  ----------  ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.......................  $   43,613  $    46,320  $   12,656  $   11,285
Acquired company..............................................          --       11,607          --          --
Service cost..................................................       2,687        3,221       1,060         952
Interest cost.................................................       3,207        3,779         913         922
Plan amendments...............................................         215           --      (1,804)         --
Actuarial (gain) loss.........................................         320        2,802        (698)      2,476
Curtailments..................................................        (254)          --          --          --
Benefits paid.................................................      (3,468)      (2,648)       (842)       (943)
                                                                ----------  -----------  ----------  ----------
Benefit obligation at end of year.............................      46,320       65,081      11,285      14,692
                                                                ----------  -----------  ----------  ----------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year................      34,451       40,117          --          --
Acquired company..............................................          --        2,614          --          --
Actual return on plan assets..................................       6,139        4,943          --          --
Company contributions.........................................       2,995        3,367         842         943
Benefits paid.................................................      (3,468)      (2,648)       (842)       (943)
                                                                ----------  -----------  ----------  ----------
Fair value of plan assets at end of year......................      40,117       48,393          --          --
                                                                ----------  -----------  ----------  ----------
Funded status.................................................      (6,203)     (16,688)    (11,285)    (14,692)
Unrecognized actuarial (gain) loss............................          36        1,124      (4,524)     (1,847)
Unrecognized prior service cost...............................         187          170      (2,556)     (2,452)
Unrecognized transition obligation............................         (52)         (41)         --          --
                                                                ----------  -----------  ----------  ----------
Net amount recognized.........................................  $   (6,032) $   (15,435) $  (18,365) $  (18,991)
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------
Amounts recognized in the balance sheet consist of:
  Accrued benefit liability...................................  $   (6,260) $   (16,907) $  (18,365) $  (18,991)
  Intangible asset............................................         228          475          --          --
  Accumulated other comprehensive income......................          --          997          --          --
                                                                ----------  -----------  ----------  ----------
Net amount recognized.........................................  $   (6,032) $   (15,435) $  (18,365) $  (18,991)
                                                                ----------  -----------  ----------  ----------
                                                                ----------  -----------  ----------  ----------
Weighted-average assumptions as of year end:
Discount rate.................................................         7.5%    5.5%-7.0%        7.5%        7.0%
Expected return on plan assets................................         8.0%         8.0%        N/A         N/A
Rate of compensation increase.................................         5.0%    2.5%-4.0%        N/A         N/A

    The weighted average assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.3% in 1997 and 7.7% in 1998, declining by .5% per year to a weighted average rate of 6.3%.

                             EXCEL INDUSTRIES, INC.

6. PENSION AND OTHER EMPLOYEE BENEFIT PLANS (CONTINUED)
    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $14,200,000, $14,151,000, and $12,117,000 at 1997 and $39,659,000, $37,479,000, and $24,927,000 at 1998 respectively.

    The projected benefit obligation for pension plans outside of the U.S. are $11,728,000 at January 2, 1999.

    Components of net pension expense for qualified defined benefit pension plans are as follows (in thousands):

                                                                             YEAR ENDED
                                                                   -------------------------------
                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------
Service cost.....................................................  $   2,470  $   2,687  $   3,221
Interest cost....................................................      2,711      3,207      3,779
Expected return on plan assets...................................     (2,248)    (2,770)    (3,086)
Net amortization of deferrals....................................         53         48         28
                                                                   ---------  ---------  ---------
Net periodic benefit cost........................................  $   2,986  $   3,172  $   3,942
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The components of net periodic postretirement benefit cost are as follows (in thousands):

                                                                             YEAR ENDED
                                                                   -------------------------------
                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------
Service cost.....................................................  $     868  $   1,060  $     952
Interest cost....................................................        780        913        922
Amortization of prior service cost...............................        (57)       (56)      (174)
Recognized actuarial gain........................................       (143)      (147)      (131)
                                                                   ---------  ---------  ---------
Net periodic benefit cost........................................  $   1,448  $   1,770  $   1,569
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Assumed health care cost trend rates have a significant effect on the amounts reported for the other postretirement benefit plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                  1-PERCENTAGE     1-PERCENTAGE
                                                                 POINT INCREASE   POINT DECREASE
                                                                 ---------------  ---------------
Effect on total of service and interest cost...................     $     348        $    (283)
Effect on postretirement benefit obligation....................         2,306           (1,920)

                             EXCEL INDUSTRIES, INC.

7. LONG-TERM DEBT

    Following is a summary of long-term debt of the Company (in thousands):

                                                                           1997        1998
                                                                        ----------  ----------
7.78% Senior notes....................................................  $  100,000  $  100,000
German bank loans.....................................................          --      51,261
Other.................................................................       8,615      15,774
                                                                        ----------  ----------
                                                                           108,615     167,035
Current maturities....................................................      (2,672)    (17,156)
                                                                        ----------  ----------
                                                                        $  105,943  $  149,879
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Senior notes are due April 30, 2011. Interest only is payable in quarterly installments until 2000 at which time annual payments will commence ranging from $3.9 million to $12.2 million. The debt agreements contain certain restrictive covenants which, among other things, require that the Company maintain certain financial ratios at specified levels, restrict the amount of additional borrowings and limit the amount of dividends that can be paid.

    The German bank loans consist of various loans that are payable periodically through 2008 with interest rates ranging from 4% to 9%.

    The other debt consists primarily of loans from previous Schade shareholders, mortgages and equipment loans with interest rates ranging from 5.5% to 10.1%. Certain plant and equipment purchased with the proceeds of the debt collateralize these obligations.

    The Company had available unused unsecured lines of credit of approximately $56,000,000 at January 2, 1999 under terms of an agreement executed in April, 1996. Funds are available under this agreement through April, 2000 at an interest rate equal to the London Interbank rate plus 75 basis points.

    Long-term debt maturities are $17,156,000 in 1999, $17,081,000 in 2000,
$11,904,000 in 2001, $11,020,000 in 2002, $21,243,000 in 2003 and $88,631,000
thereafter.

8. LEASES

    The Company leases certain of its manufacturing facilities, sales offices, transportation and other equipment. Total rental expense was approximately $4,471,000 in 1996, $5,037,000 in 1997 and $4,505,000 in 1998. Future minimum lease payments under noncancellable operating leases are $3,691,000 in 1999, $2,811,000 in 2000, $2,180,000 in 2001, $1,638,000 in 2002, $1,188,000 in 2003
and $713,000 thereafter.

9. INCOME TAXES

    Pre-tax income reported by U.S. and foreign subsidiaries was as follows (in thousands):

                                                                         YEAR ENDED
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
United States................................................  $  31,531  $  29,070  $  16,715
Foreign......................................................       (865)    (2,048)     5,237
                                                               ---------  ---------  ---------
                                                               $  30,666  $  27,022  $  21,952
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                             EXCEL INDUSTRIES, INC.

9. INCOME TAXES (CONTINUED)
    The provision (benefit) for income taxes is summarized below (in thousands):

                                                                            YEAR ENDED
                                                                  -------------------------------
                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Current:
  U.S. federal..................................................  $  11,070  $   5,187  $     236
  Foreign.......................................................         --         --      1,479
  State.........................................................      2,093      1,178      1,078
                                                                  ---------  ---------  ---------
                                                                     13,163      6,365      2,793
                                                                  ---------  ---------  ---------
Deferred:
  U.S. federal..................................................     (1,720)     3,022        (96)
  Foreign.......................................................         --         --      1,124
  State.........................................................        107         71       (189)
                                                                  ---------  ---------  ---------
                                                                     (1,613)     3,093        839
                                                                  ---------  ---------  ---------
                                                                  $  11,550  $   9,458  $   3,632
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. Current deferred income tax assets of $11,076,000 and $10,608,000 are classified as prepaid expenses at December 27, 1997 and January 2, 1999, respectively. Long-term deferred income tax liabilities of $2,051,000 and $4,510,000 are classified as other long-term liabilities at December 27, 1997 and January 2, 1999 respectively.

    Deferred income taxes are comprised of the following at December 27, 1997 and January 2, 1999 (in thousands):

                                                                            1997       1998
                                                                          ---------  ---------
Gross deferred tax liabilities
  Property, plant and equipment.........................................  $  16,457  $  19,427
  Other.................................................................        607        590
                                                                          ---------  ---------
                                                                             17,064     20,017
                                                                          ---------  ---------
Gross deferred tax assets
  Pension and postretirement benefit obligations........................     14,036     16,486
  Other accrued liabilities.............................................     11,898      9,629
  Inventories...........................................................        155         --
  Tax credit and net operating loss carryforwards.......................      1,355      1,162
                                                                          ---------  ---------
                                                                             27,444     27,277
Valuation allowance.....................................................     (1,355)    (1,162)
                                                                          ---------  ---------
Net deferred tax assets.................................................  $   9,025  $   6,098
                                                                          ---------  ---------
                                                                          ---------  ---------

    At December 27, 1997 and January 2, 1999 the Company maintained a valuation allowance for foreign tax credit and foreign net operating loss carryforwards, which expire in 1999-2004. Based upon past operating results, the Company estimates that it is more likely than not that these carryforwards cannot be

                             EXCEL INDUSTRIES, INC.

9. INCOME TAXES (CONTINUED)
utilized before they expire. The Company does not provide U.S. income taxes on earnings of foreign subsidiaries ($3.2 million) since it is intended that these earnings be reinvested.

    Provision for taxes on income in 1998 includes the benefit of tax credits related to prior years. In 1998, the Company completed a review of qualified research and development expenditures for the years 1994-1997 and recorded tax credits totaling $4 million. The provision for income taxes computed by applying the Federal statutory rate to income before income taxes is reconciled to the recorded provision as follows (in thousands):

                                                                            YEAR ENDED
                                                                  -------------------------------
                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Tax at United States statutory rate.............................  $  10,733  $   9,458  $   7,683
State income taxes, net of federal benefit......................      1,430        812        578
Research and development tax credits............................        (80)      (187)    (5,472)
Foreign income taxed at rates different than U.S................        303       (186)       770
Foreign Sales Corporation.......................................       (494)      (682)      (684)
Non-taxable interest income                                            (340)      (382)      (235)
Amortization of goodwill........................................        346        479        561
Other...........................................................       (348)       146        431
                                                                  ---------  ---------  ---------
                                                                  $  11,550  $   9,458  $   3,632
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

10. COMMON SHARES

    In 1997, the Company reserved 500,000 common shares for the Excel Industries, Inc. 1997 Long-Term Incentive Plan (LTIP). Under the LTIP, performance shares awarded to key executives of the Company are earned based on the attainment of one or more pre-established performance goals over a specified performance period. Through January 2, 1999, 135,000 performance shares had been awarded.

    The Company has 473,550 common shares reserved for issuance to officers, other key employees and non-employee directors for the 1994 Stock Compensation Plan (the Plan). The Plan provides that options may be granted at not less than fair market value and are exercisable for ten years from the date of grant. Generally, the options become exercisable at the rate of 25% per year commencing one year from the date of grant.

                             EXCEL INDUSTRIES, INC.

10. COMMON SHARES (CONTINUED)
    The following table sets forth stock option activity.

                                                                                         YEAR ENDED
                                                           ----------------------------------------------------------------------
                                                                    1996                    1997                    1998
                                                           ----------------------  ----------------------  ----------------------
                                                                       WEIGHTED                WEIGHTED                WEIGHTED
                                                                        AVERAGE                 AVERAGE                 AVERAGE
                                                                       EXERCISE                EXERCISE                EXERCISE
                                                            OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                                           ---------  -----------  ---------  -----------  ---------  -----------
Stock options outstanding at beginning of year...........    263,750   $   12.23     250,900   $   12.45     352,250   $   14.73
Options granted..........................................     15,000       12.25     127,000       19.19       9,000       17.17
Options exercised........................................    (12,200)       7.54      (9,400)      12.38     (13,100)      12.38
Options canceled.........................................    (15,650)      12.38     (16,250)      15.73     (26,250)      16.53
                                                           ---------  -----------  ---------  -----------  ---------  -----------
Stock options outstanding at end of year.................    250,900   $   12.45     352,250   $   14.73     321,900   $   14.75
                                                           ---------  -----------  ---------  -----------  ---------  -----------
                                                           ---------  -----------  ---------  -----------  ---------  -----------
Options exerciseable at year end.........................     57,300   $   12.56     110,000   $   12.51     177,275   $   13.48
                                                           ---------  -----------  ---------  -----------  ---------  -----------
                                                           ---------  -----------  ---------  -----------  ---------  -----------

                                                          EXERCISE PRICE RANGE
                                                       --------------------------
                                                       $12.25-$13.81 $16.13-$21.38   TOTAL
                                                       ------------  ------------  ----------
Options outstanding..................................      210,900       111,000      321,900
Weighted average exercise price......................       $12.40        $19.21       $14.75
Remaining contractual life...........................    6.2 years     8.2 years    6.9 years
Options exercisable..................................      147,525        29,750      177,275
Weighted average exercise price......................       $12.37        $18.98       $13.48

    The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, the element of compensation cost applicable to the granting of stock options has not been recognized for financial statement purposes. Had compensation cost for the options granted been recognized for financial statement purposes using the Black-Scholes option pricing model, the Company's net earnings and basic earnings per share would have been reduced to the pro-forma amounts indicated below (in thousands except per share amounts):

                                                                 YEAR ENDED
                                   ----------------------------------------------------------------------
                                            1996                    1997                    1998
                                   ----------------------  ----------------------  ----------------------
                                   REPORTED    PRO-FORMA   REPORTED    PRO-FORMA   REPORTED    PRO-FORMA
                                   ---------  -----------  ---------  -----------  ---------  -----------
Net earnings.....................  $  19,116   $  18,882   $  17,564   $  17,191   $  16,953   $  16,523
Per share........................       1.79        1.77        1.59        1.55        1.37        1.34

    The fair value of the option grant is estimated on the date of grant with the following assumptions:

                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Dividend yield.................................................       3.2%       2.8%      2.86%
Expected volatility............................................        33%        31%        33%
Risk-free interest rate                                               6.5%      5.75%       4.5%
Expected life..................................................    5 years    5 years    5 years

    The Company has an employee stock purchase plan and has reserved 251,659 common shares for this purpose. The plan allows eligible employees to authorize payroll withholdings which are used to purchase

                             EXCEL INDUSTRIES, INC.

10. COMMON SHARES (CONTINUED)
common shares from the Company at ninety percent (90%) of the closing price of the common shares on the date of purchase. Through January 2, 1999, 198,341 shares had been issued under the plan.

    The Company has outstanding warrants for the purchase of 381,000 common shares at a price of $13.25. These warrants were issued in connection with the acquisition of Anderson Industries and if not exercised, expire April 2001.

    The Company has a shareholder rights plan to protect shareholders against unsolicited attempts to acquire control of the Company that do not offer what the Company believes to be an adequate price to all shareholders. The rights were issued to shareholders of record on January 22, 1996 and will expire on January 22, 2006. The plan provides for the issuance of one right for each outstanding share of the Company's Common Stock. The rights will become exercisable only if a person or group acquires or announces a tender offer to acquire 20% or more of the Company's outstanding voting stock. Each right entitles the holder to buy one one-hundredth share of a newly authorized series of preferred stock from the Company. Also, after such acquisition all rights holders except the acquirer will be entitled to purchase common shares at one-half of the then current market price of the common shares. Any activity regarding this plan would have a dilutive effect on earnings per share calculations.

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS

    The Company adopted SFAS No 131, "Disclosures About Segments of an Enterprise and Related Information," in 1998 and restated prior year disclosures for certain minor differences. The Company's operating segments are aggregated for reporting purposes into two reportable segments based on similarities of the nature of products and production processes, the types of customers, the method of distribution of products, and economic characteristics.

    The light vehicle products segment designs, manufactures and sells products for passenger cars and pick-up trucks for OEMs and Tier I suppliers. Products include plastic and metal framed window and door assemblies, manual and power window regulator systems, manual seat systems, decorative trims and injection molded plastic parts. Principal markets are in North America, Europe, and Mexico.

    The recreational vehicles, mass transit and heavy truck products segment (RV/MT/HT) manufactures and sells products for recreational vehicles, mass transit and heavy trucks. Products include appliances such as water heaters, furnaces, stoves and ranges, hardware such as jacks and couplers, seating frames and seat adjusters, preassembled doors and windows for motor homes and window assembles for mass transit

                             EXCEL INDUSTRIES, INC.

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS (CONTINUED) systems and heavy trucks. Principal markets are in the United States. Segment information is summarized in the following tables with years prior to 1998 restated (in thousands):

                                              LIGHT
                                             VEHICLE      RV/MT/HT
                                             PRODUCTS     PRODUCTS     CORPORATE      TOTAL
                                           ------------  -----------  -----------  ------------
DECEMBER 28, 1996
Sales....................................   $  730,255    $ 157,486    $      --   $    887,741
Operating income(expense)................       34,140       13,337       (8,763)        38,714
Assets...................................      301,197       87,643       54,394        443,234
Capital expenditures.....................       23,816        3,768        1,625         29,209
Depreciation and amortization expense....       20,626        4,283        1,337         26,246

DECEMBER 27, 1997
Sales....................................   $  759,569    $ 202,764    $      --   $    962,333
Operating income(expense)................       28,546       15,392       (7,862)        36,076
Assets...................................      319,284       84,156       54,357        457,797
Capital expenditures.....................       32,932        5,916          439         39,287
Depreciation and amortization expense....       24,348        7,481        1,553         33,382
JANUARY 2, 1999
Sales....................................   $  885,383    $ 220,720    $      --   $  1,106,103
Operating income(expense)................       18,051       19,737       (6,282)        31,506
Assets...................................      484,126       81,198       29,060        594,384
Capital expenditures.....................       40,824        4,779          355         45,958
Depreciation and amortization expense....       31,725        6,905        1,049         39,679

    The following table presents revenues by country (in thousands):

                                                            1996        1997         1998
                                                         ----------  ----------  ------------
United States..........................................  $  742,047  $  788,952  $    786,672
Canada.................................................     106,640     134,801       125,376
Germany................................................          --          --       111,180
Mexico.................................................      29,863      24,062        23,411
Other..................................................       9,191      14,518        59,464
                                                         ----------  ----------  ------------
                                                         $  887,741  $  962,333  $  1,106,103
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

                             EXCEL INDUSTRIES, INC.

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS (CONTINUED)
    The following table presents long-lived assets by country (in thousands):

                                                              1996        1997        1998
                                                           ----------  ----------  ----------
United States............................................  $  201,253  $  209,012  $  216,230
Germany..................................................          --          --      39,539
Other....................................................       3,031       2,924      35,234
                                                           ----------  ----------  ----------
                                                           $  204,284  $  211,936  $  291,003
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Sales to three major customers, Ford Motor Company, DaimlerChrysler, and General Motors Corporation, were approximately 47%, 12% and 6%, respectively, of the Company's net sales in 1996 as compared to 41%, 11% and 7% in 1997 and 36%, 9% and 5% in 1998.

    Accounts receivable from Ford Motor Company, DaimlerChrysler, and General Motors Corporation approximated 60% of trade accounts receivable at December 27, 1997 and 46% at January 2, 1999.

12. CONTINGENCIES

    A chemical cleaning compound, trichloroethylene (TCE), was found in the soil and groundwater on the Company's property in Elkhart, Indiana, and in 1981 TCE was found in a well field of the City of Elkhart in close proximity to the Company's facility. On June 9, 1998, the United States District Court for the Northern District of Indiana accepted a consent decree specifying a payment of Federal Past Response Costs. Together with amounts due the Indiana Department of Environmental Management, the Company paid approximately $3.4 million in 1998 to complete its obligation for the remedial clean-up.

    The Company has been named a potentially responsible party for costs at six disposal sites. The remedial investigations and feasibility studies have been completed, and the results of those studies have been provided to the appropriate agencies. The studies indicated a range of viable remedial approaches, but agreement has not yet been reached with the authorities on the final remediation approach. Furthermore, the PRPs for these sites have not reached an agreement on the allocation of costs between the PRPs. The Company believes it either has no liability as a responsible party or that adequate provisions have been recorded for current estimates of the Company's liability and estimated legal costs associated with the settlement of these claims. It is reasonably possible that the Company's recorded estimate of its obligation may change in the near term.

    There are claims and pending legal proceedings against the Company and its subsidiaries with respect to taxes, workers' compensation, warranties and other matters arising out of the ordinary conduct of the business. The ultimate result of these claims and proceedings at January 2, 1999 is not determinable, but, in the opinion of management, adequate provision for anticipated costs has been made or insurance coverage exists to cover such costs.

                             EXCEL INDUSTRIES, INC.

13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following table sets forth in summary form the quarterly results of operations for the fiscal years ended December 27, 1997 and January 2, 1999 (in thousands, except per share amounts):

                                                                    1997
                                               ----------------------------------------------
                                                 FIRST       SECOND      THIRD       FOURTH
                                                QUARTER     QUARTER     QUARTER     QUARTER
                                               ----------  ----------  ----------  ----------
Net sales....................................  $  251,216  $  264,474  $  213,548  $  233,095
Gross profit.................................      30,998      37,099      21,659      25,587
Net income...................................       6,302       9,067         297       1,898
Net income per share:
  Basic......................................  $      .59  $      .85  $      .03  $      .16
  Diluted....................................         .53         .75         .03         .16
                                               ----------  ----------  ----------  ----------
                                               ----------  ----------  ----------  ----------

                                                                    1998
                                               ----------------------------------------------
                                                 FIRST       SECOND      THIRD       FOURTH
                                                QUARTER     QUARTER     QUARTER     QUARTER
                                               ----------  ----------  ----------  ----------
Net sales....................................  $  230,994  $  247,237  $  280,231  $  347,641
Gross profit.................................      27,580      28,650      20,648      33,243
Net income...................................       5,379       5,756       1,589       4,229
Net income per share:
  Basic......................................  $      .43  $      .46  $      .13  $      .35
  Diluted....................................         .43         .46         .13         .35
                                               ----------  ----------  ----------  ----------
                                               ----------  ----------  ----------  ----------

14. SUBSEQUENT EVENT

    On March 23, 1999, all of the Company's outstanding stock was acquired by Dura Automotive Systems, Inc. (Dura). In the aggregate, the stockholders of Excel received consideration of approximately $155.5 million in cash and approximately 5.1 million shares of Dura's Class A common stock. Upon completion of this transaction, the Company became a wholly owned subsidiary of Dura.

    Dura is a leading designer and manufacturer of driver control systems, engineered mechanisms and cable-related systems for the global automotive industry. Their products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. Their products are sold to major North American OEMs, including Ford, General Motors and DaimlerChrysler, as well as Japanese OEMs including Toyota and Honda. Dura's European and Latin American facilities support Ford, GM, Volkswagen, Mercedes, BMW, PSA (Peugeot and Citroen) and various other OEMs. Dura's operating headquarters are in Rochester Hills, MI, and its corporate office is in Minneapolis, MN.